As filed with the Securities and Exchange Commission on November 18, 2009

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

LECROY CORPORATION

(Exact Name of Registrant as Specified in its Charter)

DELAWARE	13-2507777
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

700 Chestnut Ridge Road, Chestnut Ridge, New York 10977

(Address of Principal Executive Offices) (Zip Code)

LeCroy Corporation Amended and Restated 1995 Employee Stock Purchase Plan

(Full title of the plan)

LeCroy Corporation

700 Chestnut Ridge Road

Chestnut Ridge, New York 10977

(Name and address of agent for service)

(845) 425-2000

(Telephone number, including area code, of agent for service)

Copy to:

Roger D. Feldman, Esq.

Fish & Richardson P.C.

225 Franklin Street

Boston, Massachusetts 02110

(617) 956-5924

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities	Amount (1)	Proposed Maximum Offering	Proposed Maximum Aggregate	Amount Of Registration Fee (2)
Common Stock, $0.01 par value per share	800,000	$4.15	$3,320,000	$185.26

(1)	In accordance with Rule 416(c) under the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of the Registrant’s Common Stock which become issuable under the plan by reason of a stock dividend, stock split, recapitalization or other similar transaction.

(2)	This estimate is made pursuant to Rule 457(h) solely for the purpose of calculating the registration fee. It is not known how many shares will be purchased under the plan or at what price such shares will be purchased. The above calculation is based on the offering of 800,000 shares registered hereunder at a purchase price of $ 4.15 per share, which is the average of the high and low prices of the Registrant’s Common Stock as listed on The NASDAQ National Market on November 13, 2009.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

The information required by Item 1 is included in documents sent or given to participants in the plan covered by this Registration Statement pursuant to Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”).

Item 2. Registrant Information and Employee Plan Annual Information.

The information required by Item 2 is included in documents sent or given to participants in the plan covered by this Registration Statement pursuant to Rule 428(b)(1) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by LeCroy Corporation (the “Registrant”) with the SEC are incorporated by reference into this Registration Statement:

1. The Registrant’s Annual Report on Form 10-K, filed September 14, 2009, for the fiscal year ended June 27, 2009 (which incorporates by reference portions of the Registrant’s definitive Proxy Statement dated October 1, 2009 for the Registrant’s Annual Meeting of Shareholders held on November 18, 2009). The 10-K includes the estimated impact of retrospectively adopting in fiscal 2010, the new accounting guidance for convertible debt instruments that may be settled in cash upon conversion, as disclosed in Footnote 1 “Summary of Significant Accounting Policies”;

2. All other reports filed by the Registrant pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the Registrant’s last fiscal year on June 27, 2009; and

3. The descriptions of the Registrant’s common stock that are contained in the registration statements filed under Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such descriptions.

In addition, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of filing of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities registered hereby have been sold or that deregisters all of such securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement from the respective dates of filing of such documents.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Fish & Richardson P.C., Boston, Massachusetts, will provide the Registrant with a legal opinion in connection with the securities being registered hereby. Roger D. Feldman, a principal of Fish & Richardson P.C., is an Assistant Secretary of the Registrant.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law empowers a Delaware corporation to indemnify its officers and directors and certain other persons to the extent and under the circumstances set forth therein.

The Registrant’s By-Laws and Certificate of Incorporation provide for indemnification of officers and directors of the Registrant and certain other persons against liabilities and expenses incurred by any of them in certain stated proceedings and under certain stated conditions. The Registrant has entered into indemnification agreements with its executive officers and directors, pursuant to which the Registrant has agreed to indemnify such persons to the fullest extent permitted by law, and providing for certain other protections.

The Registrant maintains insurance for the benefit of its directors and officers insuring such persons against certain liabilities, including liabilities under applicable securities laws.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits

The following exhibits are filed as a part of this Registration Statement

Exhibit No.	Description

4.1*	LeCroy Corporation Amended and Restated 1995 Employee Stock Purchase Plan

5*	Opinion of Fish & Richardson P.C. as to the legality of the securities being registered.

23.1*	Consent of Fish & Richardson P.C. (included in Exhibit 5).

23.2*	Consent of KPMG LLP, independent registered public accounting firm.

24*	Power of Attorney (included on the signature pages of this Registration Statement).

*	Filed herewith.

Item 9. Undertakings.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Chestnut Ridge, State of New York, on November 18, 2009.

LECROY CORPORATION

By:	/s/ Sean B. O’Connor
Name: Title:	Sean B. O’Connor Vice President, Finance, Chief Financial Officer, Secretary and Treasurer

POWER OF ATTORNEY

Each person whose signature appears below hereby appoints Thomas H. Reslewic, Sean B. O’Connor and Roger D. Feldman, and each of them singly, acting alone and without the other, his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution in each of them, for him and his name, place and stead, and in any and all capacities, to do and perform any and all acts and to sign any and all amendments (including without limitation post-effective amendments) to this registration statement on Form S-8 and to file the same, with all exhibits thereto and other documents in connection therewith necessary or advisable to enable the Registrant to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission in respect thereof, which amendments may make such other changes in the Registration Statement as the aforesaid attorney-in-fact executing the same deems appropriate.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

/s/ Allyn C. Woodward, Jr. Allyn C. Woodward, Jr.	Chairman of the Board of Directors	November 18, 2009

/s/ Thomas H. Reslewic Thomas H. Reslewic	President, Chief Executive Officer and Director	November 18, 2009

/s/ Sean B. O’Connor Sean B. O’Connor	Vice President, Finance, Chief Financial Officer, Secretary and Treasurer	November 18, 2009

/s/ Robert E. Anderson Robert E. Anderson	Director	November 18, 2009

/s/ Robert W. Chlebek Robert W. Chlebek	Director	November 18, 2009

/s/ Walter O. LeCroy, Jr. Walter O. LeCroy, Jr.	Director	November 18, 2009

/s/ Norman R. Robertson Norman R. Robertson	Director	November 18, 2009

/s/ William G. Scheerer William G. Scheerer	Director	November 18, 2009

Exhibit Index

4.1*	LeCroy Corporation Amended and Restated 1995 Employee Stock Purchase Plan

5*	Opinion of Fish & Richardson P.C. as to the legality of the securities being registered.

23.1*	Consent of Fish & Richardson P.C. (included in Exhibit 5).

23.2*	Consent of KPMG LLP, independent registered public accounting firm.

24*	Power of Attorney (included on the signature pages of this Registration Statement).

*	Filed herewith.